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                                                                    EXHIBIT 99.1


                                   Contact: Arthur Newman
                                            Chief Financial Officer
                                            (615) 301-3178
                                            ir@healthstream.com

                                            Media
                                            Mollie Elizabeth Condra
                                            Communications & Investor Relations
                                            (615) 301-3237
                                            mollie.condra@healthstream.com


                HEALTHSTREAM ANNOUNCES FIRST QUARTER 2005 RESULTS

HIGHLIGHTS:

    o Revenues of $5.7 million in the first quarter of 2005, up 16% over the first quarter of 2004

    o Net income of $144,000 in the first quarter of 2005, compared to a net loss of $419,000 in the first quarter of 2004

    o EBITDA of $676,000 in the first quarter of 2005, compared to $17,000 in the first quarter of 2004

    o 1,084,000 healthcare professional subscribers fully implemented on our Internet-based learning network at March 31, 2005, up from 831,000 at March 31, 2004, a 30% increase

    o Acquisition of Data Management & Research, Inc. (DMR) completed on March 28, 2005

NASHVILLE, TENN. (APRIL 26, 2005) -- HealthStream, Inc. (NASDAQ/NM: HSTM), a leading provider of learning solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2005.

FINANCIAL RESULTS:
FIRST QUARTER 2005 COMPARED TO FIRST QUARTER 2004
Revenues for the first quarter of 2005 increased by $774,000, or 16 percent, to $5.7 million, compared to $4.9 million for the first quarter of 2004. Revenue increases resulted from growth in our HealthStream Learning Center(TM) subscriber base of $650,000, or 29 percent, and growth in content subscription revenues of $160,000. These revenue increases were partially offset by lower maintenance fees related to our installed learning management products of $180,000 and lower live event revenues. The portion of revenues derived from our Internet-based subscription products increased to 68 percent of total revenues for the first quarter of 2005 from 60 percent during the same quarter in 2004.

Gross margins (which we define as revenues less cost of revenues divided by revenues) improved to 64 percent for the first quarter of 2005 from approximately 62 percent for the first quarter of 2004. This improvement is primarily a result of the increased revenues from the HealthStream Learning



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Center(TM), and was partially offset by increased royalties paid by us associated with content subscription revenues.

Net income for the first quarter of 2005 was $144,000, or $0.01 per share, compared to a net loss of $419,000, or ($0.02) per share, for the first quarter of 2004. The achievement of net income in the first quarter of 2005 resulted from increased revenues (net of related cost of revenues) and lower marketing expenses, in part associated with the timing of our eLearning Summit. During 2004 our eLearning Summit was split between the first and second quarters. We anticipate spending approximately $350,000 during the second quarter of 2005 for this event. These favorable improvements were partially offset by an increase in sales personnel and related commissions, as well as increased depreciation and amortization.

EBITDA (which we define as earnings or loss before interest, taxes, depreciation, and amortization) improved to earnings of $676,000 for the first quarter of 2005, compared to $17,000 for the first quarter of 2004. This improvement is consistent with the factors mentioned above.

OTHER FINANCIAL INDICATORS
At March 31, 2005, the Company had cash, investments, and related interest receivable of $8.1 million, compared to $16.5 million at December 31, 2004. Cash paid for Data Management and Research, Inc. (DMR) approximated $9.3 million, and capital expenditures and content purchases for the first quarter were $0.6 million. Cash generated from operations helped to partially offset our utilization of cash. Days sales outstanding (DSO, which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter) increased to 66 days for the first quarter of 2005 from approximately 55 days for the first quarter of 2004. This increase is associated with both the acquired accounts receivable from the DMR acquisition, as well as slower collections from our pharmaceutical and medical device customers.

HOSPITAL-BASED CUSTOMER CHANNEL (HCO) UPDATE
Our learning solutions are helping healthcare organizations improve their required regulatory training, while also offering an opportunity to train their employees in multiple clinical areas. In addition, our products are designed to improve knowledge of medical devices, thereby improving patient safety and reducing organizational risks.

At March 31, 2005, approximately 1,084,000 healthcare professionals were fully implemented to use our Internet-based HealthStream Learning Center(TM) for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 831,000 at March 31, 2004, a 30 percent increase. The total number of contracted subscribers at March 31, 2005 was approximately 1,170,000, up from 875,000 at March 31, 2004, a 34 percent increase. "Contracted subscribers" include both those already implemented (1,084,000) and those in the process of implementation (86,000).

During the first quarter, HealthStream launched HealthStream Connect(TM), a new platform extension. HealthStream Connect expands our opportunity to penetrate healthcare organization accounts on competitors' platforms by providing connection to a selection of HealthStream's



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content offerings. Upon launch, HealthStream Connect was already contracted for approximately 8,000 employees by a healthcare organization to provide training through this new platform.

During the first quarter, we experienced a significant increase in the volume of our HealthStream Learning Center customers' accounts that have come up for renewal. We measure our renewal rates by both the number of customer accounts that are renewed and by the annual contract value renewed. For the quarter ended March 31, 2005, the account renewal rate was 80 percent (52 out of 65) and the annual contract value renewal rate was 77 percent. The increased volume of renewal activity is expected to continue during both the second quarter of 2005 and the remainder of the year.

In March of 2005, HealthStream acquired Data Management and Research, Inc.
(DMR). DMR is exclusively focused on offering healthcare organizations a wide range of quality and satisfaction surveys, data analyses of survey results, and other research-based measurement tools. In particular, DMR's series of Quality Check (R) surveys covers organizational development issues, including questions about learning opportunities, communication, and the clarity of organizational goals. With DMR, HealthStream is positioned to become a more valuable strategic partner in helping healthcare organizations train and develop their workforce.

PHARMACEUTICAL AND MEDICAL DEVICE CUSTOMER CHANNEL (PMD) UPDATE
HealthStream works with its pharmaceutical and medical device company customers to develop education initiatives that reach hospital-based healthcare professionals. Our innovative learning solutions are also used by these customers in their product launch plans and in support of their sales training efforts.

At March 31, 2005, medical device companies have contracted to train hospital-based healthcare professionals on 33 devices, up from 28 devices at year-end 2004. HospitalDirect is our innovative software tool set that provides medical device companies a unique gateway into the nation's single largest network of hospitals on a common, online learning platform. During the first quarter of 2005, approximately 11,700 courses were completed through HospitalDirect, with the cumulative number topping 43,700 since its launch. In addition, over 300 healthcare organizations that are outside of HealthStream's network of customers had, collectively, approximately 1,500 hospital-based healthcare professionals that took at least one course through HospitalDirect in the first quarter.


FINANCIAL EXPECTATIONS
Revenues for the second quarter of 2005 are expected to approximate $6.8 to $7.0 million, an increase of approximately $2.1 to $2.3 million over the same quarter in the prior year, and include approximately $1.1 to $1.3 million from the DMR acquisition. Consistent with our historic trends, we expect our pharmaceutical and medical device business to be down slightly during the second quarter, while our hospital-based business will increase slightly on an organic basis.


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We anticipate lower gross margins for the second quarter as a result of changes in revenue mix. In addition to the incremental impact of DMR, we expect increases during the second quarter in sales and marketing expenses associated with our annual eLearning Summit. We also expect quarterly amortization of certain intangible assets related to the DMR acquisition to approximate $125,000. As noted in our previous guidance, we anticipate a modest net loss for the second quarter of 2005.

We anticipate full year revenue growth approximating 35 to 40 percent, including the incremental impact of DMR. Profitability is expected during both the third and fourth quarters of 2005. Our estimate of the incremental impact of DMR has been reduced to reflect the allocation of a higher portion of intangible asset value to definite lived intangibles such as customer lists and contract rights. Our consolidated full-year net income is expected to approximate $400,000 to $600,000.

Robert A. Frist, Jr., chief executive officer, said, "Ending the first quarter of 2005 with net income of $144,000, EBITDA of $676,000, and projecting the positive impact of our acquisition of DMR gives us confidence that we will achieve our targeted 2005 revenue growth rate of 35-40 percent and full-year profitability."

A conference call with Robert A. Frist, Jr., chief executive officer, Arthur Newman, senior vice president and chief financial officer, Susan Brownie, senior vice president of finance and human resources, and Mollie Condra, director of communications and investor relations will be held on Wednesday, April 27 at 9:00 a.m. (EST). To listen to the conference, please dial 800-289-0730 (passcode #1646436) if you are calling within the domestic U.S. If you are an international caller, please dial 913-981-5509 (passcode #1646436). The conference may also be accessed by going to http://www.healthstream.com/Investors/index.htm for the simultaneous Webcast of the call, which will subsequently be available for replay.


ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Approximately 1,170,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, including training and assessment. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. (www.healthstream.com)


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                               HEALTHSTREAM, INC.
                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                          THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                 -----------------------------------
                                                                                     2005                  2004
                                                                                 -------------         -------------
Revenues                                                                         $       5,682         $       4,908

Operating expenses:
   Cost of revenues                                                                      2,036                 1,890
   Product development                                                                     636                   647
   Sales and marketing                                                                   1,190                 1,157
   Depreciation and amortization                                                           618                   488
   Other general and administrative                                                      1,156                 1,195
                                                                                 -------------         -------------
      Total operating expenses                                                           5,636                 5,377

Operating income (loss)                                                                     46                 (469)
   Other income, net                                                                        98                    50
                                                                                 -------------         -------------
Net income (loss)                                                                $         144         $       (419)
                                                                                 =============         =============

Net income (loss) per share:
Net income (loss) per share, basic                                               $        0.01         $      (0.02)
                                                                                 =============         =============
Net income (loss) per share, diluted                                             $        0.01         $      (0.02)
                                                                                 =============         =============

Weighted average shares outstanding:
Basic                                                                                   20,686                20,447
                                                                                 =============         =============
Diluted                                                                                 21,772                20,447
                                                                                 =============         =============

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


INCOME BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION OR EBITDA(1):


                                                                                          THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                    --------------------------------
                                                                                       2005                 2004
                                                                                    ------------        ------------
Net income (loss)                                                                   $        144        $       (419)
Interest income                                                                             (105)                (55)
Interest expense                                                                               4                   3
Income taxes                                                                                  15                  --
Depreciation and amortization                                                                618                 488
                                                                                    ------------        ------------
Income before interest, taxes, depreciation and amortization
                                                                                    $        676        $         17
                                                                                    ============        ============

(1) In order to better assess the Company's financial results, management believes that income before interest, taxes, depreciation and amortization ("EBITDA") is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because EBITDA reflects net income (loss) adjusted for non-cash and non-operating items. EBITDA is also used by many investors to assess the Company's results from current operations. EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.


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                               HEALTHSTREAM, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                                         MARCH 31,        DECEMBER 31,
                                                                                           2005             2004(1)
                                                                                       -------------     -------------
ASSETS
Current assets:
     Cash, short term investments and related interest receivable                      $       8,080     $      16,492
     Accounts and unbilled receivables, net (2)                                                4,797             4,588
     Prepaid and other current assets                                                          1,720             1,393
                                                                                       -------------     -------------
          Total current assets                                                                14,597            22,473

Property and equipment, net                                                                    2,586             2,319
Goodwill and intangible assets, net                                                           13,989             3,473
Other assets                                                                                     250               292
                                                                                       -------------     -------------
          Total assets                                                                 $      31,422     $      28,557
                                                                                       =============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable, accrued and other liabilities                                   $       3,957     $       2,786
     Deferred revenue                                                                          4,079             3,988
     Current portion of long-term liabilities                                                     60                24
                                                                                       -------------     -------------
          Total current liabilities                                                            8,096             6,798

Long-term liabilities, net of current portion                                                     94                30
                                                                                       -------------     -------------
          Total liabilities                                                                    8,190             6,828

Shareholders' equity:
     Common stock                                                                             93,001            91,642
     Accumulated deficit                                                                    (69,769)          (69,913)
                                                                                       -------------     -------------
          Total shareholders' equity                                                          23,232            21,729

          Total liabilities and shareholders' equity                                   $      31,422     $      28,557
                                                                                       =============     =============


(1) Derived from audited financial statements contained in the Company's filing on Form 10-K for the year ended December 31, 2004.

(2) Includes unbilled receivables of $601 and $597 and other receivables of $10 and $20 at March 31, 2005 and December 31, 2004, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2005 that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other matters referenced in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.




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